UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report August 17, 2026

(Date of earliest event reported)

VISTA GOLD CORP.

(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada

(State or Other Jurisdiction of Incorporation)

001-9025 (Commission File Number)	Not Applicable (IRS Employer Identification No.)

8310 S. VALLEY HWY, suite 300, ENGLEWOOD, colorado 80112

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (720) 981-1185

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	VGZ	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

Vista Gold Corp. (the “Company”) is filing this Amendment No. 1 to its Current Report on Form 8-K (the “Amendment”) originally filed with the Securities and Exchange Commission on August 17, 2026 (the “Original Form 8-K”). This Amendment is being filed solely to provide the terms of the Executive Service Agreement (the “Employment Agreement”), dated September 12, 2026, by and between Vista Gold Australia Pty Ltd (the “Vista Australia”) and Gavin Ferguson, which had not been entered into as of the date of the Original Form 8-K. Except as set forth herein, this Amendment does not amend, update or otherwise modify the Original Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Elections of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2026, the Company and Mr. Ferguson entered into the Employment Agreement, effective September 7, 2026 (the “Commencement Date”), in connection with Mr. Ferguson’s appointment as Managing Director of Vista Australia, as contemplated by and consistent with the terms previously disclosed in the Original Form 8-K. Under the Employment Agreement, Vista Australia is the employer and is responsible for salary and benefits, while the Company administers the initial grant of 600,000 restricted stock units (the “RSUs”) pursuant to its long-term equity incentive plan, as described in the Original Form 8‑K.

The Employment Agreement is governed by the laws of Western Australia and provides that either party may terminate Mr. Ferguson’s employment upon six months’ written notice. Vista Australia may, at its discretion and subject to applicable law, (i) make a payment in lieu of notice, (ii) require Mr. Ferguson to take annual leave during the notice period, or (iii) require Mr. Ferguson to undertake any alternative duties and responsibilities as Vista Australia requires, including undertaking no duties, during all or part of the notice period.

As previously disclosed in the Original Form 8-K, Mr. Ferguson’s compensation includes a base salary and eligibility to participate in incentive arrangements reviewed in accordance with Vista Australia’s practices. The Employment Agreement also provides for an initial grant of 600,000 RSUs, which vest in three equal tranches on the first, second and third anniversaries of the Commencement Date, with any unvested RSUs vesting in full upon a change of control or material adverse change.

If, within six months following a change of control, (i) Vista Australia terminates Mr. Ferguson’s employment other than for cause or (ii) Mr. Ferguson terminates his employment, Mr. Ferguson will be entitled, in addition to any payment in lieu of notice, to an amount equal to 12 months of compensation. This amount consists of (a) the base salary Mr. Ferguson would have received during the 12 months following termination and (b) an amount based on the average short-term incentive percentage of base salary paid to Mr. Ferguson during the two years preceding termination or, if Mr. Ferguson has been employed for less than two years, the target percentage specified in the applicable short-term incentive grant, in each case prorated for the applicable portion of the calendar year.

The Employment Agreement permits immediate termination without notice in certain circumstances, including misconduct, dishonesty, material breach, certain criminal charges or convictions and other conduct justifying summary dismissal at common law. The Employment Agreement also includes confidentiality, intellectual property and conflict-of-interest obligations that survive termination, as well as certain post-employment restrictions, including a six-month non-solicitation restriction with respect to employees of Vista Australia. Mr. Ferguson is also required to resign from his director and officer positions upon termination

The foregoing description of the material terms of the Employment Agreement contained above and in the Original Form 8-K is qualified in its entirety by reference to the full terms of the Employment Agreement included as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

10.1	Employment Agreement dated September 12, 2026.
104	Cover Page Interactive Data File––the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VISTA GOLD CORP.

Dated: September 15, 2026	By:	/s/ Frederick H. Earnest
Frederick H. Earnest
President and Chief Executive Officer